Exhibit 99.1

Four Oaks Fincorp, Inc. Announces 2010 Fourth Quarter and Annual Results

FOUR OAKS, N.C.--(BUSINESS WIRE)--February 18, 2011--Four Oaks Fincorp, Inc. (OTCBB:FOFN) (the “Company”), the holding company for Four Oaks Bank & Trust Company (the “Bank”), today announced unaudited results for the year and fourth quarter ended December 31, 2010. The net loss was $25.6 million or $3.42 per basic and diluted share and $19.4 million or $2.58 per basic and diluted share, for the year and fourth quarter ended December 31, 2010, respectively, compared to a net loss of $2.1 million or $0.30 per basic and diluted share and $1.7 million or $0.25 per basic and diluted share, for the same periods of 2009, respectively. The loss is due to deterioration of asset quality and the establishment of a $14.2 million deferred tax asset allowance which increased tax expense by $10.8 million in the fourth quarter of 2010. The provision for loan losses increased to $29.9 million for the year ended December 31, 2010 from $15.5 million for the year ended December 31, 2009 due to $27.0 million in net charge-offs recognized in 2010 as compared to $9.3 million in net charge-offs recognized in 2009. Loans 90 days or more delinquent and still accruing improved to $872,000 at December 31, 2010, from $1.2 million at December 31, 2009. Nonaccrual loans increased to $44.4 million at December 31, 2010, from $20.1 million at December 31, 2009, due to deterioration of performance and heightened regulatory expectations. The volume of recent charge-offs and other considerations led us to increase our allowance for loan losses to $18.6 million or 2.73% of gross loans at December 31, 2010 as compared to $15.7 million or 2.19% as of December 31, 2009. Net charge-offs of $8.6 million during the quarter ended December 31, 2010 included approximately $4.0 million of specific reserves which were established within our allowance for loan losses. Management believes the December 31, 2010 allowance for loan losses is adequate to absorb probable losses inherent in the portfolio. The increased levels of charge-offs and nonaccrual loans results from rigorous examination of our loan portfolio by internal and external reviewers in order to identify problem credits and properly account for them.

The Company remained well capitalized with total risk based capital of 10.79%, tier 1 risk based capital of 7.74%, and leverage ratio of 5.46% at December 31, 2010, as compared to 13.65%, 10.73%, and 8.21%, respectively, at December 31, 2009. The Bank remained well capitalized with total risk based capital of 10.10%, tier 1 risk based capital of 8.83%, and leverage ratio of 6.17% at December 31, 2010, as compared to 13.14%, 10.21%, and 7.88%, respectively, at December 31, 2009. The minimum levels to be considered “well capitalized” for each of these ratios are 10%, 6%, and 5%, respectively, but in the current banking climate, management believes higher capital levels are prudent for safe and sound bank management. Therefore, our capital plan establishes our goal to maintain minimum ratios of 12%, 8%, and 7%, respectively, throughout this difficult banking cycle. The Bank’s capital fell below the capital plan targets due to the $19.4 million fourth quarter net loss. The capital plan is being followed and we are actively assessing our alternatives for improving capital.

Asset Quality:

Total nonperforming assets were $54.7 million or 5.76% of total assets at December 31, 2010, as compared to $32.0 million or 3.28% of total assets at December 31, 2009. Nonaccrual loans increased by $24.3 million to $44.4 million, or 6.53% of gross loans and accruing loans 90 days or more past due decreased by $332,000 to $872,000, or 0.13% of gross loans as of December 31, 2010, compared to $20.1 million, or 2.81% of gross loans and $1.2 million, or 0.17% of gross loans as of December 31, 2009, respectively. The increase in nonaccrual loans was primarily attributable to construction/land development loans, 1 to 4 family residential loans and commercial real estate loans. Other real estate owned (OREO) totaled $9.4 million at December 31, 2010, down from $10.7 million at December 31, 2009. During 2010, $8.2 million of OREO properties were sold, reflecting our success at moving these assets off the balance sheet.

Troubled debt restructurings (TDRs) totaled $47.0 million at December 31, 2010, and are comprised of $26.2 million which are included in nonaccrual loans and $20.8 million which are performing loans. This compares to total TDRs at December 31, 2009 of $9.6 million with all but $310,000 being performing. Working with our customers to extend a payment or revise loan terms is reflective of the individualized customer service we are providing to help our customers through this difficult economic cycle.

Net Interest Income (Loss) and Net Interest Margin:

Net interest income (loss) after the provision for loan losses totaled ($2.6) million and $817,000 for the three months and twelve months ended December 31, 2010, respectively, as compared to $2.5 million and $13.6 million for the same periods in 2009, which represent decreases of 207.2% and 94.0%, respectively. Net interest margin annualized for the quarter and twelve months ended December 31, 2010 was 3.07% and 3.41%, respectively, compared to 3.31% and 3.25% as of December 31, 2009. With $44.4 million of loans in nonaccrual status our net interest margin declined during the fourth quarter of 2010, though it improved for the year 2010 as compared to 2009.

Non-Interest Income:

Non-interest income for the fourth quarter and twelve months ended December 31, 2010, respectively, decreased $4.9 million and $3.4 million to $2.1 million and $8.8 million from $7.0 million and $12.2 million for the same periods ended December 31, 2009, primarily due to recognizing the $6 million gain on the acquisition of Nuestro Banco in the fourth quarter of 2009.

Non-Interest Expense

Non-interest expense totaled $8.1 million and $29.2 million for the fourth quarter and twelve months ended December 31, 2010, respectively, as compared to $12.7 million and $30.6 million, respectively, for the same periods in 2009. While improved in total, 2009 non-interest expenses include the $6.1 million write-off of goodwill related to the LongLeaf Community Bank acquisition. Without that one-time expense, 2010 shows increases in non-interest expense related to write downs of foreclosed properties, merger expenses, and higher FDIC insurance premiums.

Balance Sheet and Capital

Total assets of $949.8 million at December 31, 2010 decreased 2.8% compared to $976.8 million at December 31, 2009. Net loans of $662.0 million at December 31, 2010 decreased 5.4% compared to $699.5 million at December 31, 2009. Total deposits of $769.2 million at December 31, 2010 increased 0.4% compared to $766.0 million at December 31, 2009. Total shareholders’ equity was $38.1 million at December 31, 2010, a decrease of 42.1% compared to $65.9 million at December 31, 2009. Book value per share at December 31, 2010 was $5.05 as compared to $8.85 at December 31, 2009. Chairman, President, and Chief Executive Officer, Ayden R. Lee, Jr. states, “While we are disappointed with our performance at the current levels, we believe the right steps are being taken to position the bank for the future. Aggressive recognition of credit quality problems is necessary to realistically assess our present and effectively plan for our future. We believe better days are ahead for banking and for our bank as we execute our strategy and the economy continues to improve. The Bank did not participate in the Troubled Asset Relief Program and, likewise, received no government funding.”

With $949.8 million in total assets as of December 31, 2010, the Company, through its wholly owned subsidiary, Four Oaks Bank & Trust Company, offers a broad range of financial services through its eighteen offices in Four Oaks, Clayton, Smithfield, Garner, Benson, Fuquay-Varina, Wallace, Holly Springs, Harrells, Sanford, Zebulon, Dunn, Rockingham, Southern Pines, and Raleigh, North Carolina. Four Oaks Fincorp, Inc. trades through its market makers under the symbol of FOFN.

Information in this press release may contain forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, our ability to comply with regulatory requirements, particularly the Memorandum of Understanding we entered with the Federal Reserve Bank of Richmond and the North Carolina Office of the Commissioner of Banks in July 2010, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates on the level and composition of deposits, the effects of competition from other financial institutions, the failure of assumptions underlying the establishment of the allowance for loan losses, and the low trading volume of the Company’s common stock. Additional factors that could cause actual results to differ materially are discussed in the Company’s filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. The Company does not undertake a duty to update any forward-looking statements in this press release.

CONTACT:
Four Oaks Fincorp, Inc.
Ayden R. Lee, Jr., Chairman, President, and Chief Executive Officer, or
Nancy S. Wise, Executive Vice President and Chief Financial Officer
919-963-2177